EXHIBIT 99.1
FOR IMMEDIATE RELEASE - March 8, 2005
-------------------------------------
Stockton, California

"Service 1st Bancorp Reports Year End 2004 Results"

March 8 2005

Service 1st Bancorp (OTCBB: SVCF), a $137 million one bank holding company, today announced fourth quarter and year end 2004 results.

For the three months ending December 31, 2004, total assets increased $9,251,048 or 7.23% thus bringing total assets to $137,172,635. Total net loans increased $2,779,687 and total deposits increased $4,589,802 or 3.91% in the fourth quarter. Net income for the quarter was $361,069.

For the year ending December 31, 2004, total assets increased 24.11% to end at $137,172,635. Total deposits increased 20.16% to $122,108,582 and total net loans ended at $68,322,348. This represented an improvement of 30.14%.

Year-end net income was $1,413,978 versus $373,242 for the year ending December 31, 2003. This was an improvement of 278.84%. The net income per share was $1.17 diluted as compared to $0.32 for year end 2003. This was an improvement of 265.63%.

Net income for 2004 was increased by the recognition of a one time tax credit of $250,000. Non-interest income improved by 26.22% to $981,098. This continues to be a source of additional income which supports the core earnings of the company.

"This past year has been quite satisfactory and we thank all of our customers and shareholders for their support" said Mr. Brooks. "However, we have much to do and more opportunities to seize for 2005 and beyond. The central valley is a strong market for the type of banking company we have built."

Any inquiries may be directed to John Brooks at (209) 820-7953 or Bryan Hyzdu at
(209) 644-7807.

                           Forward Looking Statements
In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. This entire press release and the Company's periodic reports on Forms 10-KSB, 10-QSB and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business as described in such reports.

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